Exhibit 10.2

JOINDER AND CONSOLIDATED AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

       THIS JOINDER AND CONSOLIDATED AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Amendment"), dated as of the 15th day of May, 2006, made by and among

BANK OF AMERICA, N.A., a national banking association (the "Lender");

CHAUTAUQUA AIRLINES, INC., an Indiana corporation (the "Existing Borrower"); and

REPUBLIC AIRWAYS HOLDINGS INC., a Delaware corporation (the "Parent"), REPUBLIC AIRLINE INC., an Indiana corporation ("Republic Airline"), and SHUTTLE AMERICA CORPORATION, an Indiana corporation ("Shuttle America" and, together with the Parent and Republic Airline, each a "Joining Borrower" and, collectively, the "Joining Borrowers"; and, individually and collectively with the Existing Borrower, the "Borrower" or the "Borrowers"),

to the Loan and Security Agreement, dated December 9, 1998 (as amended, modified, restated or supplemented from time to time, the "Loan Agreement"), between the Existing Borrower and the Lender. All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Loan Agreement.

RECITALS
A. Pursuant to the Loan Agreement, the Lender has agreed to make loans and extend credit to the Existing Borrower secured by all of the Collateral.

B. The Loan Agreement has been previously amended by Consolidated Amendment No. 1 thereto, dated March 27, 2002, by Amendment No. 2 thereto, dated October 9, 2003, by Amendment No. 3 thereto, dated October 30, 2003, by Amendment No. 4 thereto, dated January 9, 2004, by Amendment No. 6 [there being no Amendment No. 5 to the Loan Agreement] thereto, dated March 24, 2005, by Amendment No. 7 thereto, dated July 8, 2005, by Amendment No. 8 thereto, dated November 2, 2005, by Amendment No. 9 thereto, dated January 12, 2006, and by Amendment No. 10 thereto dated March 22, 2006 (the Consolidated Amendment No.1, and Amendments No. 2, 3, 4, 6, 7, 8, 9 and 10 to the Loan Agreement being herein called the "Prior Amendments").

C. The Existing Borrower, Republic Airline and Shuttle America are all Subsidiaries of the Parent. In recognition of their business relationship with the Existing Borrower, the Joining Borrowers have requested that they be permitted to join in the Loan Agreement, as amended herein, and in all Loan Documents, each as a co-Borrower, and be permitted to borrow from the Lender pursuant to the terms thereof, and the Lender and the Existing Borrower have consented thereto, subject to the terms and conditions hereof.

D. The business of the Borrowers is a mutual and collective enterprise and each Borrower believes that the consolidation of all loans and other financial accommodations under the Loan Agreement will enhance the aggregate borrowing powers of each Borrower and ease the administration of their loan relationship with the Lender, all to the mutual advantage of each Borrower. In order to utilize the financial powers of each Borrower in the most efficient and economical manner, and in order to facilitate the financing of each Borrower's needs, the Lender will, at the request of the Borrower, extend financial accommodations to all Borrowers on a combined basis in accordance with the provisions set forth in the Loan Agreement as amended hereby. The Lender's willingness to extend credit to the Borrowers and to administer each Borrower's collateral security therefor on a combined basis as more fully set forth in the Loan Agreement as amended hereby is done solely as an accommodation to the Borrowers and at each Borrowers' request and in furtherance of the mutual and collective enterprise of all Borrowers.

E. The parties have also agreed to further modify and amend certain provisions of the Loan Agreement as set forth herein.

F. The amendments heretofore made by the Prior Amendments and desired to be made pursuant to the terms hereof are so numerous that it is advisable, for the sake of convenience, to restate and consolidate in this Amendment all of the currently effective amendments to the Loan Agreement.

G. To accomplish the foregoing, the Existing Borrower, the Joining Borrowers and the Lender have agreed to enter into this Amendment.

STATEMENT OF AGREEMENT
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Existing Borrower, the Joining Borrowers and the Lender hereby agree as follows:

ARTICLE I

JOINDER AND ASSUMPTION OF OBLIGATIONS; JOINT AND SEVERAL LIABILTY; WAIVERS BY BORROWERS; GRANT OF COLLATERAL

1.1. Joinder and Assumption of Obligations. Each Joining Borrower joins in, assumes, adopts and becomes a co-Borrower under the Loan Agreement and all other Loan Documents. All references to "Borrower" in the Loan Agreement and the other Loan Documents shall, for all purposes, also refer to and include each of the Joining Borrowers, as a Borrower. Each Joining Borrower hereby agrees to all of the terms and conditions of the Loan Agreement and the other Loan Documents (including, without limitation, the grant and creation of a Lien in the Joining Borrower Collateral of such Joining Borrower to the Lender), with the same legal effect as if such Joining Borrower were an original signatory to the Loan Agreement and the other Loan Documents.

1.2. Joint and Several Liability. Without limiting the generality of Section 1.1 hereof:

(a)  the Existing Borrower and the Joining Borrowers shall each be directly liable to the Lender, jointly and severally, for all present and future Obligations, whether incurred by the Existing Borrower or the Joining Borrowers or any or all of them. Each Borrower shall make payment upon the maturity of the Obligations, by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by the Lender to any Borrower, failure of the Lender to give any Borrower any notice of borrowing or any other notice, any failure of the Lender to pursue or preserve its rights against any Borrower, the release by the Lender of any Collateral now or hereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by the Lender to the other Borrower or any Collateral for such Borrower's Obligations or the lack thereof;

(b) each Joining Borrower agrees to perform, comply with and be bound by all terms, conditions and covenants of the Loan Agreement and the other Loan Documents with the same force and effect as if such Joining Borrower had originally executed and been an original Borrower party signatory thereto;

(c) each Joining Borrower is deemed to make, and is, in all respects, bound by all representations and warranties made by the Existing Borrower to the Lender set forth in the Loan Agreement or in any of the other Loan Documents; and

(d) each Joining Borrower agrees that the Lender shall have all rights, remedies and interests, including Liens in and to the Joining Borrower Collateral of such Joining Borrower granted pursuant to the Loan Agreement and the other Loan Documents, as amended hereby, and by Section 1.3 of this Amendment, with the same force and effect as the Lender has with respect to the Collateral of the Existing Borrower, as if such Joining Borrower had originally executed and had been an original Borrower party signatory to the Loan Agreement and the other Loan Documents.

1.3.  Grant of Lien in Joining Borrower Collateral. Without limiting the generality of the provisions of Sections 1.1 or 1.2 hereof, to secure the prompt payment and performance of the Obligations (as such term is defined in the Loan Agreement as amended hereby), each Joining Borrower hereby grants to the Lender a continuing Lien upon all of the following Property and interests in Property of such Joining Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located, all of which shall be included in the definition of Collateral as set forth in the Loan Agreement:

(i) All Accounts;

(ii) All Inventory;

(iii) All Equipment;

(iv) All General Intangibles;

(v) All Documents;

(vi) All Instruments;

(vii) All Chattel Paper;

(viii) All Deposit Accounts;

(ix) All Securities (except any portion thereof that might constitute Margin Stock);

(x) All Investment Property;

(xi) All tickets, exchange orders and other billing documents for the air transportation of passengers and property, whether processed or unprocessed;

(xii) All monies and other Property of any kind now or at any time or times hereafter in the possession or under the control of Lender or a bailee or Affiliate of Lender;

(xiii) All accessions to, substitutions for and all replacements, products and cash and non-cash proceeds of (i) through (xii) above, including, without limitation, proceeds of and unearned premiums with respect to insurance policies insuring any of such Joining Borrower's Joining Borrower Collateral; and

(xiv) All books and records (including, without limitation, customer lists, credit files, computer programs, print-outs, and other computer materials and records) of such Joining Borrower pertaining to any of (i) through (xiii) above.

      1.4. Exclusion From Collateral. The Collateral of the Joining Borrowers in which the Lender is granted a Lien pursuant to Section 1.3 of this Amendment shall not include any licenses, permits, contracts or other agreements to the extent that the grant of a Lien therein or assignment thereof is prohibited under, or would result in a breach of the terms of, any such license, permit, contract or other agreement, or is prohibited by Applicable Law; provided, however, the foregoing exclusion shall in no way be construed (i) to apply if any such prohibition is unenforceable under Section 9-318 of the Uniform Commercial Code or other Applicable Law or (ii) so as to limit, impair or otherwise affect the Lender's unconditional continuing Liens in any rights or interests of a Joining Borrower in or to monies due or to become due under any such license, permit, contract or other agreement (including any Accounts).

1.5 Amount of Obligations Currently Outstanding. The Existing Borrower and the Joining Borrowers each hereby jointly and severally acknowledges and agrees with the Lender that, as of the opening of business on May 15, 2006, the aggregate principal balance of the outstanding Obligations under the Loan Agreement is in the sum of $12,538,363.76, consisting of an unpaid principal balance of Revolving Loans in the sum of $-0-, an unpaid principal balance of the Term Loan in the sum of $-0-, an unpaid principal balance of Equipment Loans in the sum of $2,355,877.28, and Letter of Credit Obligations in the sum of $10,182,486.48, and that all such Loans and Letter of Credit Obligations outstanding and unpaid are owed to the Lender without any offset, deduction, defense or counterclaim of any nature.

ARTICLE II
AMENDMENTS TO LOAN AGREEMENT

The Loan Agreement is hereby amended as follows:

2.1. Definitions.  Appendix A to the Loan Agreement is amended as follows:

(a) New definitions are added in proper alphabetical sequence as follows:

"Average Monthly Revolver Facility Amount"- for any month, the amount obtained by adding the Revolver Facility Amount at the end of each day during the month in question and by dividing that sum by the number of days in such month.

"Average Monthly Revolver Facility Balance"- for any month, the amount obtained by adding the aggregate unpaid balance of all Revolver Loans and Letter of Credit Obligations owing by Borrower to Lender at the end of each day during the month in question and by dividing that sum by the number of days in such month.

"Consolidated Book Net Worth" - at any date the shareholders' equity of Borrower and its Subsidiaries at such date calculated in accordance with GAAP.

"Eligible Spare Parts" - a Spare Part of Borrower which Lender, in its good faith credit judgment, based upon its usual and customary credit and collateral considerations, deems to be an Eligible Spare Part. Without limiting the generality of the foregoing, no Spare Part shall be an Eligible Spare Part unless:

(i)  it is in airworthy condition in accordance with all Applicable Laws, including all applicable FAA rules and regulations;

(ii)  it meets all standards imposed by any applicable governmental agency or authority;

(iii)  it conforms in all respects to the warranties and representations set forth in the Agreement;

(iv)  it is subject to Lender's duly perfected Lien and no other Lien except a Permitted Lien that is not a Purchase Money Lien;

(v) it is situated at a location in compliance with the Agreement; and

(vi)  it is owned outright by Borrower and not held by Borrower on consignment or other sale or return basis.

"ERJ" - an Embraer regional jet aircraft.

"ERJ Spare Part" - a Spare Part for an ERJ.

"ERJ Start-Up Expenses" - start-up expenses incurred by Borrower for the operation of the ERJ Aircraft.

"Existing Borrower" - Chautauqua Airlines, Inc., an Indiana corporation.

"Joining Borrowers" - Republic Airlines Holdings Inc., a Delaware corporation, and Republic Airline Inc. and Shuttle America Corporation, each an Indiana corporation.

"Joining Borrower Collateral" - all of the Property and interests in Property of each Joining Borrower described in Section 1.3 of the Consolidated Amendment to the Agreement or in Section 6 of the Agreement, and all other Property and interests in Property of each Joining Borrower that now or hereafter secure the payment and performance of any of the Obligations.

"Non-Financed Capital Expenditures" - in the case of a Capital Expenditure made or incurred for the acquisition of a Rotable, a Capital Expenditure which is not financed by Purchase Money Indebtedness or, if such Rotable is a ERJ Spare Part, a Revolver Loan made in respect of the ERJ Spare Parts Borrowing Base, and, in the case of all other Capital Expenditures, a Capital Expenditure which is not financed by Purchase Money Indebtedness, the Term Loan or an Equipment Loan.

"Spare Parts Advance Rate" - shall mean, for each classification of Eligible Spare Parts at any date of determination thereof, the percentage set forth below corresponding to such classification and date:

Date	Spare Parts Advance Rate For Those Eligible Spare Parts Consisting Of ERJ Spare Parts Which Are Rotables	Spare Parts Advance Rate For Those Eligible Spare Parts Consisting Of ERJ Spare Parts Which Are Not Rotables
Through but not including June 30, 2006	70%	40%
June 30, 2006 through but not including September 30, 2006	65%	35%
September 30, 2006 through but not including December 31, 2006	60%	30%
December 31, 2006 and at all times thereafter	50%	20%

"Spare Parts Borrowing Base - at any date of determination thereof, the sum of the following:

(i) the aggregate value at such date of those Eligible Spare Parts consisting of ERJ Spare Parts which are Rotables times the Spare Parts Advance Rate applicable thereto at such date; plus

(ii) the aggregate value at such date of those Eligible Spare Parts consisting of ERJ Spare Parts which are not Rotables times the Spare Parts Advance Rate applicable thereto at such date,

in each case with value calculated on the basis of the lower of (1) net book value, as calculated in accordance with GAAP, or (2) appraised orderly liquidation value based upon the Lender's most recent Spare Parts Collateral Appraisal."

(b) The definition of "Availability Reserve" is amended in its entirety to read as follows:

"Availability Reserve - on any date of determination thereof, an amount equal to the sum of (i) all amounts of past due rent or other charges owing at such time by Borrower or any of its Subsidiaries to any landlord of any premises where any material items of the Collateral is located; (ii) any amounts which Borrower or any of its Subsidiaries is obligated to pay pursuant to the provisions of the Loan Documents but does not pay when due and which Lender elects to pay pursuant to any of the Loan Documents for the account of Borrower and its Subsidiaries and which has not been reimbursed to Lender (whether by the proceeds of a Revolver Loan or otherwise); (iii) an amount equal to the Letter of Credit Obligations outstanding on such date; (iv) the maximum authorized credit card charge limit extended to Borrower by Lender or any of its Affiliates; and (v) such additional reserves established in good faith by Lender in such amounts, and with respect to such matters, events, conditions or contingencies as to which Lender, in its good faith credit judgment, based upon its usual and customary credit and collateral considerations, determines reserves should be established from time to time, including, without limitation, with respect to or as a result of (1) improper billings, other billing and settlement errors which occur from time to time under the ACH Procedures Manual, (2) negative trends in the maintenance by Borrower of minimum operations in the markets established under the USAir Operating Agreement, or a flight completion factor or arrival performance factor, that if uncorrected may, in Lender's good faith judgment, give rise to a right of termination of the USAir Operating Agreement by USAir in accordance with the provisions thereof, or (3) other sums chargeable against Borrower's Loan Account as Revolver Loans under any section of the Agreement."

(c) The definition of "Borrower" set forth in the Loan Agreement is amended to include, in addition and not in limitation, each of the Joining Borrowers within such definition.

(d) The definition of "Borrowing Base" is amended in its entirety to read as follows:

"Borrowing Base" - as at any date of determination thereof, an amount equal to the sum of:

(i) the Accounts Borrowing Base at such date;

                        PLUS

(ii) the Spare Parts Borrowing Base at such date;

                        MINUS

(iii) the Availability Reserve at such date."

(e) The definition of "Change of Control" is deleted in its entirety.

(f) The definition of "Consolidated EBITDAR" is amended in its entirety to read as follows:

"Consolidated EBITDAR - with respect to any fiscal period, the sum of (i) Consolidated EBITDA for such fiscal period, plus (ii) rentals for aircraft leased by Borrower or any of its Subsidiaries for such fiscal period which were subtracted from earnings in calculating Consolidated Adjusted Net Earnings From Operations for Borrower and its Subsidiaries for such fiscal period."

(g) The definition of "Consolidated Fixed Charges " is amended in its entirety to read as follows:

"Consolidated Fixed Charges - with respect to any period, the sum of (i) interest expense of Borrower and its Subsidiaries for such period in respect of all Indebtedness for Money Borrowed, plus (ii) tax expense of Borrower and its Subsidiaries paid in cash for such period, plus (iii) regularly scheduled payments of principal on Indebtedness for Money Borrowed required to be paid by Borrower and its Subsidiaries during such period, plus (iv) rentals for aircraft leased by Borrower or any of its Subsidiaries paid or required to be paid by Borrower and its Subsidiaries during such period (except for the above market component of such rentals which are capitalized in accordance with GAAP), plus (v) Distributions paid by Borrower during such period, plus (vi) Non-Financed Capital Expenditures paid by Borrower during such period, minus (vii) any cash contributions to Borrower's capital received by Borrower during such period, minus (viii) the proceeds of Subordinated Debt incurred by Borrower which are received in cash by Borrower during such period."

(h) The definition of "Consolidated Leverage Ratio" is amended in its entirety to read as follows:

"Consolidated Leverage Ratio - at any date means the ratio of (i) Indebtedness for Money Borrowed of Borrower and its Subsidiaries at such date to (ii) Consolidated Book Net Worth of Borrower and its Subsidiaries at such date."

(i) The definition of "Eligible Equipment" is amended in its entirety to read as follows:

"Eligible Equipment - New Equipment consisting of Rated Engines for use in a ERJ which (i) have been purchased by Borrower after March 15, 2002, (ii) have been delivered to and accepted by Borrower and (iii) are subject to Lender's duly perfected first priority Lien and no other Lien that is not a Permitted Lien."

(j) The definition of "Indebtedness for Money Borrowed/Consolidated EBITDA Ratio" is amended in its entirety to read as follows:

"Indebtedness for Money Borrowed/Consolidated EBITDA Ratio - on the determination thereof as of the end of any fiscal period, the ratio of (i) the aggregate principal balance of all Indebtedness for Money Borrowed of Borrower and its Subsidiaries outstanding as of the end of such fiscal period to (ii) Consolidated EBITDA of Existing Borrower and its Subsidiaries for the four (4) Fiscal Quarters then ending."

(k) The definition of "Obligations" is amended in its entirety to read as follows:

"Obligations - collectively, (i) the Loans and all other sums loaned or advanced by Lender to or on behalf of Borrower pursuant to the Agreement or the other Loan Documents, (ii) all liabilities, indebtedness and obligations now or any time hereafter owing by Borrower or any Subsidiary of Borrower to Lender or an Affiliate of Lender, whether under the Agreement or any of the other Loan Documents or otherwise, (iii) Hedging Obligations owing by Borrower or any Subsidiary of Borrower to Lender or an Affiliate of Lender (unless Lender or such Affiliate otherwise agrees in writing), and (iv) all other liabilities, indebtedness and obligations of any and every kind now or hereafter owing, arising, due or payable from Borrower or any Subsidiary of Borrower to Lender of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under this Agreement or any of the other Loan Documents or otherwise, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired."

(l) The definition of "Revolver Facility Amount" is amended in its entirety to read as follows:

"Revolver Facility Amount - At any date of determination thereof, the sum of $25,000,000, as such amount may be reduced by Borrower pursuant to Section 1.4 of the Agreement, less the aggregate principal balances of the Term Loan and all Equipment Loans outstanding on such date."

(m) The definition of "Rotables/Rated Engines Borrowing Base" is deleted in its entirety.

2.2. Letters of Credit. Section 1.2.1 is amended in its entirety to read as follows:

"1.2.1 Issuance of Letters of Credit and Letter of Credit Guaranties. Lender agrees, for so long as no Default or Event of Default exists and subject to the provisions of Section 10 below, to issue Letters of Credit and Letter of Credit Guaranties, as requested by Borrower, provided that (a) the Letter of Credit Amount at any time shall not exceed $13,000,000 and (b) without Lender's consent in each instance, no Letter of Credit or Letter of Credit Guaranty may have an expiration date that is after the last day of the Original Term. Any amounts paid by Lender under any Letter of Credit Guaranty or in connection with any Letter of Credit shall be treated as Revolver Loans, shall be secured by all of the Collateral and shall bear interest and be payable at the same rate and in the same manner as the Revolver Loans."

2.3. Reduction of Revolver Facility Amount. Section 1.4 is amended in its entirety to read as follows:

"1.4 Reduction of Revolver Facility Amount. Borrower shall have the right to reduce the Revolver Facility Amount, no more than three (3) separate times and upon not less than ten (10) days prior written notice to Lender of each such reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which shall be in a minimum amount of $500,000 or a whole multiple of $100,000 in excess thereof) and shall be irrevocable and effective only upon receipt by Lender. In no event, however, shall Borrower have the right to reduce the Revolver Facility Amount below $11,000,000. If on the effective date of any such reduction in the Revolver Facility Amount and after giving effect thereto, an Overadvance Condition shall exist, then the provisions of Section 4.2.1(iii) shall apply. The Revolver Facility Amount once reduced pursuant to this Section 1.4 may not be reinstated."

2.4. Joint and Several Liability; Appointment of Existing Borrower. A new Section 1.5, Joint and Several Liability; Appointment of Existing Borrower, is added at the end of Section 1, Credit Facility, as follows:

"1.5 Joint and Several Liability; Appointment of Existing Borrower. Notwithstanding anything to the contrary contained herein, Borrowers shall be jointly and severally liable to Lender for all Obligations hereunder, regardless of whether such Obligations arise as a result of Loans, Letters of Credit or other credit extensions to one Borrower, it being stipulated and agreed that Loans, Letters of Credit and credit extensions hereunder to one Borrower inure to the benefit of all Borrowers, and that Lender is relying on the joint and several liability of Borrowers in making Loans, issuing Letters of Credit and extending credit hereunder. To facilitate the administration of the Loans, each Borrower hereby irrevocably appoints Existing Borrower as its true and lawful agent and attorney-in-fact with full power and authority to execute, deliver and acknowledge, as appropriate, each notice, each certificate and all other Loan Documents from time to time deemed necessary or appropriate by Lender in connection with the Loans and the Letters of Credit and the administration of the credit facilities provided to Borrowers hereunder. This power-of-attorney is coupled with an interest and cannot be revoked, modified or amended without the prior written consent of Lender. Upon request of Lender, each Borrower shall execute, acknowledge and deliver to Lender a form of power of attorney confirming and restating the power-of-attorney granted herein."

2.5. Cross-Guaranty; Subordination. A new Section 1.6, Cross-Guaranty; Waiver of Suretyship Defenses; Subordination, is added at the end of Section 1, Credit Facility, as follows:

"1.6 Cross-Guaranty; Waiver of Suretyship Defenses; Subordination.

1.6.1 Cross-Guaranty. Each Borrower guarantees to Lender the payment in full of all of the Obligations of the other Borrower and further guarantees the due performance by the other Borrower of its duties and covenants made in favor of Lender hereunder and under the other Loan Documents. Each Borrower agrees that neither this cross-corporate guaranty nor the joint and several liability of Borrowers provided in Section 1.5 hereof (and in Article I of the Consolidated Amendment to this Agreement) nor Lender's Lien in any of the Collateral shall be impaired or affected by any modification, supplement, extension or amendment of any contract or agreement to which the parties hereto may hereafter agree (other than an agreement signed by Lender specifically releasing such liability), nor by any modification, release or other alteration of any of the rights of Lender with respect to any of the Collateral, nor by any delay, extension of time, renewal, compromise or other indulgence granted by Lender with respect to any of the Obligations (other than an agreement signed by Lender specifically releasing such Collateral), nor by any other agreements or arrangements whatever with any other Borrower or with anyone else, each Borrower hereby waiving all notice of any such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consenting to be bound thereby as fully and effectively as if it had expressly agreed thereto in advance. The liability of each Borrower hereunder is direct and unconditional as to all of the Obligations, and may be enforced without requiring Lender first to resort to any other right, remedy or security.

1.6.2 Postponement of Subrogation. Until all of the Obligations are paid in full, no Borrower shall have any right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for any of the Obligations, and nothing shall discharge or satisfy the liability of a Borrower hereunder, until the full payment and performance of all of the Obligations. Any and all present and future debts and obligations of each Borrower to each other Borrower are hereby waived and postponed in favor of and subordinated to the full payment and performance of all present and future Obligations of Borrowers to Lender.

1.6.3 Subordination of Claims. Each Borrower hereby subordinates any claims (other than claims evidenced by notes which have been assigned and delivered to Lender), including, without limitation, any other right of payment, subrogation, reimbursement, exoneration, contribution and indemnity that it may have from or against the other Borrower, and any successor or assign of the other Borrower, including, without limitation, any trustee, receiver or debtor-in-possession, or against or with respect to the other Borrower's property (including, without limitation, any property which is Collateral for the Obligations), howsoever arising, due or owing and whether heretofore, now or hereafter existing, to all of the Obligations of the other Borrower to Lender.

1.6.4 Payment in Ordinary Course. Notwithstanding the provisions of Sections 1.6.2 and 1.6.3 above, for so long as no Default or an Event of Default shall exist, each Borrower may pay to the other Borrower Indebtedness validly owed to such other Borrower which arises in the ordinary course of such Borrower's business."

2.6. Interest. Section 2.2.1 is amended in its entirety, retroactively to become effective as of January 1, 2006, to read as follows:

"2.2.1 Rates of Interest - Loans. Subject to the provisions of Section 2.1.6 of this Agreement, Borrower agrees to pay interest on the unpaid principal amount of the Loans outstanding from the respective dates such principal amounts are advanced until paid (whether at stated maturity, on acceleration, or otherwise) at a variable rate per annum equal to the applicable rate indicated below:

(i) For Loans made or outstanding as Base Rate Loans, the Base Rate in effect from time to time, plus, for the period from January 1, 2006 to the date of the Consolidated Amendment to this Agreement, one-half of one percent (0.50%), and, at all times thereafter, three-quarters of one percent (0.75%);

(ii) For Loans made or outstanding as Daily LIBOR Loans, the Daily LIBOR Rate in effect from time to time, plus, for the period from January 1, 2006 to the date of the Consolidated Amendment to this Agreement, two and three-quarters percent (2.75%), and at all times thereafter, three percent (3.0%); and

(iii) For Loans made or outstanding as LIBOR Rate Loans, the relevant Adjusted LIBOR Rate for the applicable Interest Period selected by Borrower in conformity with this Agreement, plus, for the period from January 1, 2006 to the date of the Consolidated Amendment to this Agreement, two and one-half percent (2.5%), and, at all times thereafter, two and three-quarters percent (2.75%)."

2.7. Additional Interest. Section 2.1.8 is amended in its entirety to read as follows:

"2.1.8 Additional Interest. At the end of each calendar quarter (or, if this Agreement is terminated before the end of a calendar quarter, on the termination date), the Average Credit Facility Balance for such calendar quarter (or that portion of such calendar quarter through the termination date) shall be determined, and if such Average Credit Facility Balance is less than $7,500,000, then, no later than ten (10) days after the end of such calendar quarter (or, if this Agreement is earlier terminated, on the termination date), Borrower shall pay to Lender additional interest in an amount equal to $35,000."

2.8. Unused Line Fee. Section 2.2.2 is amended in its entirety to read as follows:

"2.2.2 Unused Line Fee. Borrower shall pay to Lender a fee equal to three-eighths of one percent (0.375%) per annum of the amount by which the Average Monthly Revolver Facility Amount for each month during the Original Term exceeds the Average Monthly Revolver Facility Balance for such month. The unused line fee shall begin to accrue on the Closing Date and shall be payable monthly in arrears on the first day of each calendar month after the Closing Date and upon the termination of this Agreement.

2.9. Letter of Credit and Letter of Credit Guaranty Fees. Section 2.2.3 is amended in its entirety to read as follows:

"2.2.3 Letter of Credit and Letter of Credit Guaranty Fees. For each Letter of Credit and Letter of Credit Guaranty issued from time to time pursuant to Section 1.2 of this Agreement, Borrower shall pay to Lender: (a) an issuance fee, payable in advance upon issuance of the Letter of Credit or Letter of Credit Guaranty and on each anniversary date hereof, equal to one percent (1%) per annum of the undrawn face amount thereof, plus $150, but in no event shall such issuance fee be less than $500; (b) an administrative fee, payable monthly in arrears on the first day of each calendar month after the Closing Date and upon the termination of this Agreement, equal to one and three-quarters percent (1.75%) per annum of the undrawn face amount thereof, and (c) fees and charges from time to time with respect to the amendment, transfer, administration, negotiation, cancellation and conversion of, and drawings under, each of the Letters of Credit and the Letter of Credit Guaranties in the respective amounts set forth in Schedule 2.2.3 hereof."

2.10. Audits and Appraisals. Section 2.2.4 is amended in its entirety to read as follows:

"2.2.4 Audit and Appraisal Fees. Borrower shall reimburse Lender at the rate of $850 per person per day, plus out of pocket expenses, for all audit reviews, field examinations and collateral examinations of Borrower's books and records conducted by Lender from time to time, and shall also reimburse Lender for all reasonable costs and expenses from time to time incurred by Lender in connection with any appraisals of the Collateral."

2.11. Facility Fee. A new Section 2.2.5 is added as follows:

"2.2.5 Extension Fee. In the event that, by each date set forth in the table below, Borrower shall not have (a) terminated this Agreement in accordance with Section 5.2.2 hereof, (b) paid all of the Obligations then due to Lender, and (c) either caused each outstanding Letter of Credit and Letter of Credit Guaranty to be terminated and returned to Lender, or paid to Lender funds equal to the undrawn face amount of each Letter of Credit and Letter of Credit Guaranty to be held by Lender in the Cash Collateral Account pursuant to Section 11.3.7 hereof, then on such date Borrower shall pay an extension fee to Lender in the amount set forth opposite such date:

Date	Extension Fee
June 30, 2006	$5,000
September 30, 2006	$10,000
December 31, 2006	$15,000

Each installment shall be deemed fully earned when due and non-refundable once paid."

2.12. Payment of Principal of Revolver Loans. Section 4.2.1 is amended by deleting Section 4.2.1(i) in its entirety and by substituting in lieu thereof the following:

"(i) Any portion of the Revolver Loans consisting of the principal amount of Base Rate Loans or Daily LIBOR Loans shall be paid by Borrower to Lender, unless converted to a LIBOR Rate Loan in accordance with this Agreement, immediately upon the earlier of (a) the receipt by Lender or Borrower of any Net Proceeds of any of the Spare Parts, and, for so long as no Event of Default exists, the Eligible Accounts, and, during the existence of an Event of Default, all Accounts, in each case to the extent of such Net Proceeds or (b) the termination of this Agreement by Borrower or Lender pursuant to Section 5 hereof."

2.13. Payment of Principal of Equipment Loans. Section 4.2.3 is amended in its entirety to read as follows:

"4.2.3 Payment of Principal of Equipment Loans. Borrower shall repay the principal balance of each Equipment Loan in consecutive monthly installments of principal, commencing on the first day of the month following the Equipment Loan Borrowing Date for such Equipment Loan and continuing on the first day of each month thereafter, each in an amount equal to the product obtained by multiplying the amount of such Equipment Loan by a fraction, the numerator of which is one (1) and the denominator of which is sixty (60), with a final maturity on the first day of the sixtieth (60th) month following the month in which the Equipment Loan Borrowing Date occurs."

2.14. Term of Loan Agreement. Section 5.2 is amended in its entirety to read as follows:

"5.1 Term of Agreement. Subject to Lender's right to cease making Loans to Borrower during the existence of any Default or Event of Default, this Agreement shall be in effect for a period from the date of this Agreement until May 31, 2007 (the "Original Term"), unless terminated as provided in Section 5.2 hereof."

2.15. Termination Charges. Section 5.2.3 is deleted in its entirety and in lieu thereof is substituted the phrase "RESERVED".

2.16. Release of Collateral. A new Section 6.5 is added as follows:

"6.5 Release of Collateral. In order to facilitate Borrower's acquisition and financing of Aircraft manufactured by Embraer-Empresa Brasileira de Aeronáutica S.A., Lender agrees to execute and deliver, upon Borrower's request and at Borrower's expense, an Aircraft and Related Property Lien Release with respect to any such Aircraft substantially in the form of the Aircraft and Related Property Lien Release executed by Lender on January 17, 2002 in favor of Borrower and JPMorgan Chase Bank, as Security Trustee, with respect to the four (4) Embraer EMB-145LR aircraft with manufacturer's serial numbers 145409 (N282SK), 145424 (N283SK), 145427 (N284SK), and 145435 (N285SK), provided that no Default or Event of Default then exists or would result therefrom."

2.17. Administration of Spare Parts. Section 7.3 is amended in its entirety to read as follows:

"7.3 Administration of Spare Parts and other Equipment.

7.3.1 Records and Schedules of Spare Parts and Other Equipment. Borrower shall keep accurate records itemizing and describing the kind, type, quantity and book value of its Spare Parts, and material items of other Equipment and all dispositions made in accordance with Section 9.2.8 hereof, and shall furnish Lender with a current schedule containing the foregoing information (i) in the case of Spare Parts, monthly no later than the tenth (10th) day of the month as of the end of the preceding month, and (ii) in the case of all other Equipment, on at least an annual basis and more often if reasonably requested by Lender. Borrower shall also keep accurate and complete logs, manuals, books and records relating to the Equipment, and provide Lender with copies of reports and information relating to the Equipment as Lender may reasonably require from time to time. Promptly after request therefor by Lender, Borrower shall deliver to Lender copies of any and all evidence of ownership, if any, of any Equipment having a cost in excess of $50,000.

7.3.2 Condition of Spare Parts and Other Equipment. Borrower shall maintain its Spare Parts and each other material item of its Equipment in good operating condition and repair, and make all necessary replacements of and repairs thereto so that the value and operating efficiency of the Spare Parts and other material items of its Equipment shall be maintained and preserved, reasonable wear and tear excepted. Borrower shall maintain all Eligible Equipment for which Lender has made an Equipment Loan and all Aircraft Collateral and Rated Engine Collateral airworthy at all times, except when such items of Collateral are being repaired or replaced in accordance with the provisions of this Agreement. Borrower will not permit any material item of its Equipment to become affixed to any real Property leased to Borrower so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of and in form reasonably acceptable to Lender.

7.3.3 Supplement. Borrower shall comply with each Supplement that is hereafter executed by Borrower pursuant to this Agreement."

2.18. Negative Covenant on Loans. Section 9.2.2 is amended in its entirety to read as follows:

"9.2.2 Loans. Make, or permit any Subsidiary of Borrower to make, any loans or other advances of money, except for the following:

(i) advances for travel, relocation and moving, advances against commissions and other similar advances to employees in the ordinary course of business;

(ii) loans or advances to employees to finance the acquisition of stock of Borrower;

(iii) loans or advances consisting of the extension of trade credit by Borrower and its Subsidiaries in the ordinary course of business;

(iv) without duplication, loans and advances permitted as Investments pursuant to Section 9.2.9 of this Agreement;

(v) without duplication, guaranties otherwise permitted pursuant to Section 9.2.11 hereof;

(vi) subject to clause (iv) of the definition of Permitted Acquisition, loans or advances from Borrower to a Subsidiary, from a Subsidiary to Borrower, or from a Subsidiary to another Subsidiary, provided in each case any instrument evidencing such loan or advance is endorsed to the order of, delivered to, and pledged and assigned to Lender as additional security for the Obligations;

(vii) loans or advances from one Borrower to another Borrower; and

(viii) other loans and advances not to exceed $250,000 in the aggregate at any one time outstanding."

2.19 Disposition of Collateral. Section 9.2.8(iii) is amended in its entirety to read as follows:

" (iii)  dispositions in the ordinary course of business of Spare Parts and other items of Equipment (other than any item of Eligible Equipment financed by an Equipment Loan) of Borrower and its Subsidiaries; provided that in the case of Spare Parts, the Spare Parts Borrowing Base is adjusted accordingly;"

2.20. Financial Covenants. Section 9.3 is amended in its entirety to read as follows:

"9.3 Specific Financial Covenants. During the term of this Agreement, Existing Borrower covenants that, unless otherwise consented to by Lender in writing, it shall comply with the following financial covenants:

"9.3.1 Consolidated Fixed Charge Coverage Ratio. Borrower and its Subsidiaries shall maintain a Consolidated Fixed Charge Coverage Ratio for each Testing Period of not less than 1.05 to 1.0.

9.3.2 Indebtedness for Money Borrowed/Consolidated EBITDA Ratio. Borrower and its Subsidiaries shall maintain a Indebtedness for Money Borrowed/Consolidated EBITDA Ratio for each Testing Period of not more than 6.30."

2.21. Amount of Each Equipment Loans. Section 10.2.4 is amended in its entirety to read as follows:

"10.2.4 Amount of Equipment Loan. The amount of the requested Equipment Loan shall not exceed ninety percent (90%) of the Equipment Purchase Price of the Eligible Equipment being financed with the proceeds of such Equipment Loan."

2.22. Events of Default. Section 11.1.9 of the Loan Agreement, Change of Control, is deleted in its entirety and in lieu thereof is substituted the phrase "RESERVED".

2.23. Notices. Section 12.9 is amended to provide that notices, requests and demands sent to the Borrower and the Lender shall be addressed as follows:

If to Lender:	Bank of America, N.A.
300 Galleria Parkway, N.W., Suite 800
Atlanta, Georgia 30339
Attention: Southeast Loan Administration
Facsimile No.: 770-859-2437

If to Borrower:	Chatauqua Airlines, Inc.
8909 Purdue Road, Suite 300
Indianapolis, Indiana 46268
Attention: President
Facsimile No.: 317-484-6060

2.24. Equipment Note. Exhibit A-2 attached to the Loan Agreement is deleted and in lieu thereof is substituted Exhibit A-2 attached to this Amendment.

2.25. Compliance Certificate. Exhibit D attached to the Loan Agreement is deleted and in lieu thereof is substituted Exhibit D attached to this Amendment.

2.26. Schedule 7.1.1; Location of Spare Parts. Schedule 7.1.1 is amended to reflect that the Spare Parts of each Borrower are located at the locations set forth in Schedule 7.1.1 attached to this Amendment.

2.27. Renewal Terms. All references in the Loan Agreement to a Renewal Term are deleted.

2.28. Prior Amendments. Each of the amendments made to the Loan Agreement by the Prior Amendments are deleted in their entirety.

2.29. References to Borrower. All references in the Loan Agreement or any of the other Loan Documents to "Borrower" shall be deemed amended to read "any or all of Borrowers", "any of Borrowers", "all Borrowers", "each Borrower", "any such Borrower", "each such Borrower", or other similar phrase as and where applicable, so that each Joining Borrower is included therein, together with the Existing Borrower and the other Joining Borrowers.

2.30. References to Lender. All references in the Loan Agreement or any of the other Loan Documents to "Lender" shall be deemed amended to refer to Bank of America, N.A., a national banking association, and its successors and assigns.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Existing Borrower and the Joining Borrowers hereby jointly and severally represent and warrant to the Lender that as of the date hereof:

3.1. Corporate Power and Authority. The execution and delivery by the Existing Borrower and the Joining Borrowers and the performance by them of the transactions herein contemplated: (i) are and will be within their respective powers; (ii) have been authorized by all necessary corporate action; and (iii) do not and will not (i) require any consent or approval of the shareholders of the Existing Borrower or any Joining Borrower or any of its respective Subsidiaries which has not been obtained; (ii) contravene the Existing Borrower's or any Joining Borrower's or any of its respective Subsidiaries' charter, articles or certificate of incorporation or by-laws; (iii) violate, or cause the Existing Borrower or any Joining Borrower or any of its respective Subsidiaries to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to the Existing Borrower or any Joining Borrower or any of its respective Subsidiaries; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Existing Borrower or any Joining Borrower or any of its respective Subsidiaries is a party or by which it or its respective Properties may be bound or affected that may reasonably be expected to have a Material Adverse Effect; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by the Existing Borrower or any Joining Borrower or any of its respective Subsidi-aries.

3.2. Compliance with the Loan Agreement and Other Loan Documents. The Existing Borrower and the Joining Borrowers are each in compliance with all of the terms and provisions set forth in the Loan Agreement as amended hereby and in the other Loan Documents to be observed or performed by such Borrower, except where the failure of such Borrower to comply has been waived in writing by the Lender.

3.3. Representations in Loan Agreement and other Loan Documents. The representations and warranties of the Existing Borrower set forth in the Loan Agreement as amended hereby and the other Loan Documents, as joined in and also made by the Joining Borrowers pursuant to this Amendment, are true and correct in all material respects as of the date hereof except to the extent that such representations and warranties relate solely to or are specifically expressed as of a particular date or period which is past or expired as of the date hereof.

3.4. No Event of Default. No Default or Event of Default exists.

ARTICLE IV

MODIFICATION OF LOAN DOCUMENTS;
RELEASE OF CLAIMS BY BORROWERS

4.1. Loan Documents. The Loan Agreement and each of the other Loan Documents are amended to provide that any reference to the Loan Agreement in the Loan Agreement or any of the other Loan Documents shall mean the Loan Agreement as amended by this Amendment, and as it is further amended, restated, supplemented or modified from time to time.

4.2. Release of Claims. To induce the Lender to enter into this Amendment, and in consideration thereof, each Borrower hereby releases, acquits and forever discharges the Lender and the Lender's officers, directors, agents, employees, successors and assigns, from all liabilities, claims, demands, actions or causes of action of any kind (if any there be), whether absolute or contingent, due or to become due, disputed or undisputed, at law or in equity, that the Borrowers or any of them now has or ever had against the Lender arising under or in connection with the Loan Agreement, any of the other Loan Documents or otherwise.

ARTICLE V

CONDITIONS PRECEDENT

It shall be a condition precedent to the amendments to the Loan Agreement as set forth in Article II hereof that each of the following conditions shall have been satisfied:

5.1. Documentation. The Lender shall have received the following documents, each to be in form and substance reasonably satisfactory to the Lender and its counsel:

(a) This Amendment duly executed by the Borrowers;

(b) Copies of all filing receipts or acknowledgments issued by any governmental authority (including, without limitation, the FAA) to evidence any filing or recordation necessary to perfect the Liens of the Lender in the Joining Borrower Collateral and evidence in a form reasonably acceptable to the Lender that such Liens constitute valid and perfected first priority security interests and Liens, subject only to those Permitted Liens which are expressly stated to have priority over the Liens of the Lender;

(c) Copies of the Articles of Incorporation of each Joining Borrower, and all amendments thereto, certified by the secretary of the state of its incorporation;

(d) Good standing certificates for each Joining Borrower issued by the secretary of the state of its incorporation;

(e) A closing certificate signed by an authorized officer of each Borrower stating that (i) the representations and warranties of each Borrower set forth in this Amendment and the Loan Agreement are true and correct in all material respects on and as of the date of this Amendment, (ii) each Borrower is on such date in compliance in all material respects with all the terms and provisions set forth in the Loan Agreement, as amended hereby, and the other Loan Documents, and (iii) on such date no Default or Event of Default exists;

(f) Certificate of the Secretary or an Assistant Secretary of each Borrower certifying (i) that attached thereto is a true and complete copy of the Bylaws of such Borrower, as in effect on the date of such certification, (ii) that attached thereto is a true and complete copy of the resolutions adopted by the Board of Directors of such Borrower authorizing the execution, delivery and performance of this Amendment, the joinder by the Joining Borrowers in the Loan Agreement and the other Loan Documents, the guaranty by each Borrower of the Obligations of the other Borrowers, and the consummation of the transactions contemplated hereby and thereby, and (iii) as to the incumbency and genuineness of the signature of each officer of each Borrower executing this Amendment or any of the Loan Documents;

(g) A Spare Parts Supplement (or, in the case of the Existing Borrower, an amendment thereto), duly executed by each Borrower (other than the Parent) for the locations at which any Spare Parts are located as set forth in Schedule 7.1.1 to the Loan Agreement;

(h) Favorable written opinions from special FAA counsel to the Lender as to the recordation of the Spare Parts Supplements executed by each Borrower (other than the Parent) pursuant to this Amendment in form and substance satisfactory to the Lender and its counsel;

(i) Certified copies of casualty insurance policies of each Borrower, together with loss payable endorsements on the Lender's standard form of Loss Payee Endorsement naming the Lender as loss payee as its interests may appear; and

(j) Such other documents, instruments and agreements as the Lender shall reasonably request in connection with the foregoing matters.

5.2.  Representations and Warranties. Each of the warranties and representations of the Borrowers set forth in this Amendment, the Loan Agreement as amended hereby, and the other Loan Documents shall be true, correct and accurate in all material respects.

ARTICLE VI

GENERAL

6.1. Full Force and Effect. As expressly amended hereby, the Loan Agreement shall continue in full force and effect in accordance with the provisions thereof. As used in the Loan Agreement, "hereinafter", "hereto", "hereof" or words of similar import, shall, unless the context otherwise requires, mean the Loan Agreement as amended by this Amendment.

6.2 Applicable Law. This Amendment shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of North Carolina.

6.3 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one and the same instrument.

6.4 Expenses. The Borrower shall reimburse the Lender for all reasonable legal fees and expenses incurred by the Lender in connection with the preparation, negotiation, execution and delivery of this Amendment and all other agreements and documents or contemplated hereby.

6.5. Headings. The headings in this Amendment are for the purpose of reference only and shall not affect the construction of this Amendment.

6.6 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE EXISTING BORROWER, THE JOINING BORROWERS AND THE LENDER EACH WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AMENDMENT, THE LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO.

[Signatures Begin on the Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered on the date first above written.

Existing Borrower:

CHAUTAUQUA AIRLINES INC.

By:	/s/ Robert H. Cooper

Title: Executive Vice President & Chief Financial Officer

Joining Borrowers:

REPUBLIC AIRWAYS HOLDINGS INC.

By:	/s/ Robert H. Cooper

Title: Executive Vice President & Chief Financial Officer

REPUBLIC AIRLINE INC.

By:	/s/ Robert H. Cooper

Title: Executive Vice President & Chief Financial Officer

SHUTTLE AMERICA CORPORATION

By:	/s/ Robert H. Cooper

Title: Executive Vice President & Chief Financial Officer

Lender:

BANK OF AMERICA, N.A. (successor by assignment to Fleet Capital Corporation)

By:	/s/ Robert Walker

Title: Senior Vice President

EXHIBIT A-2

SECURED PROMISSORY NOTE

$[Amount of Equipment Loan]	[Equipment Loan Borrowing Date]
Charlotte, North Carolina

     FOR VALUE RECEIVED, the undersigned (hereinafter, individually and collectively, "Borrower"), hereby promises to pay to the order of BANK OF AMERICA, N.A., a national banking association (hereinafter "Lender"), in such coin or currency of the United States which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, the principal sum of _______________________________ Dollars ($____________), together with interest from and after the date hereof on the unpaid principal balance outstanding at the rates of interest in effect from time to time pursuant to Section 2.1 of the Loan Agreement (as such term is defined below).

This Secured Promissory Note (the "Note") is one of the Equipment Notes referred to in, and is issued pursuant to, that certain Loan and Security Agreement between Borrower and Lender dated December 9, 1998 (hereinafter, as amended from time to time, the "Loan Agreement"), and is entitled to all of the benefits and security of the Loan Agreement. All of the terms, covenants and conditions of the Loan Agreement and the Security Documents are hereby made a part of this Note and are deemed incorporated herein in full. All capitalized terms used herein, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Loan Agreement.

For so long as no Event of Default shall have occurred, the principal amount and accrued interest of this Note shall be due and payable on the dates and in the manner hereinafter set forth:

(a) Interest shall be due and payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the date hereof, and continuing until such time as the full principal balance, together with all other amounts owing hereunder, shall have been paid in full;

(b) Principal shall be due and payable monthly commencing on the first day of the month following the date hereof, and continuing on the first day of each month thereafter to and including the first day of ___________, _____ [the 59th month after the month in which the Equipment Loan Borrowing Date for the Equipment Loan evidenced by this Note occurs], in installments of $__________ each [the amount of the Equipment Loan evidenced by this Note divided by sixty (60)]; and

(c) The entire remaining principal amount then outstanding, together with any and all other amounts due hereunder, shall be due and payable on the first day of ____________, _____ [the 60th month after the month in which the Equipment Loan Borrowing Date for the Equipment Loan evidenced by this Note occurs].

If, prior to the date on which this Note is required to be paid in full in accordance with the foregoing provisions, the Loan Agreement is terminated pursuant to Sections 5.2.1 or 5.2.2 thereof, then the entire unpaid principal balance and accrued interest on this Note shall be immediately due and payable in full and shall be paid on the effective date of such termination.

Borrower shall prepay this Note as provided in Section 4.5 of the Loan Agreement and may prepay this Note in whole at any time or in part from time to time as provided in Section 4.6 of the Loan Agreement. All partial prepayments, whether mandatory or voluntary, shall be applied ratably to the remaining installments of principal due hereon.

Upon the occurrence of an Event of Default, Lender shall have all of the rights and remedies set forth in Section 11 of the Loan Agreement.

To the fullest extent permitted by applicable law, Borrower, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws, except as otherwise expressly provided in the Loan Agreement.

Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Lender in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Lender of any right or remedy preclude any other right or remedy. Lender, at its option, may enforce its rights against any collateral securing this Note without enforcing its rights against Borrower or any other property or indebtedness due or to become due to Borrower. Borrower agrees that, without releasing or impairing Borrower's liability hereunder, Lender may at any time release, surrender, substitute or exchange any collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of North Carolina and is intended to take effect as an instrument under seal.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered on the date first above written.

Borrower:
CHAUTAUQUA AIRLINES, INC.

By:	/s/ Robert H. Cooper

Title: Executive Vice President & Chief Financial Officer

REPUBLIC AIRWAYS HOLDINGS INC.

By:	/s/ Robert H. Cooper

Title : Executive Vice President & Chief Financial Officer

REPUBLIC AIRLINE INC.

By:	/s/ Robert H. Cooper

Title: Executive Vice President & Chief Financial Officer

SHUTTLE AMERICA CORPORATION

By:	/s/ Robert H. Cooper

Title: Executive Vice President & Chief Financial Officer

EXHIBIT D

COMPLIANCE CERTIFICATE

[Letterhead of Borrower]

__________________, 20__

Bank of America, N.A.
300 Galleria Parkway, N.W., Suite 800
Atlanta, Georgia 30339
Attention: Southeast Loan Administration

Ladies and Gentlemen:

The undersigned, the chief financial officer of Republic Airlines Holdings Inc., a Delaware corporation and its Subsidiaries (individually and collectively, "Borrower"), gives this certificate to Bank of America, N.A. ("Lender") in accordance with the require-ments of Section 9.1.3 of that certain Loan and Security Agreement dated December 9, 1998, between Borrower and Lender (as amended from time to time, the "Loan Agreement"). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

1. Based upon my review of the Consolidated balance sheets and statements of income of Borrower and its Subsidiaries for the Testing Period ending __________________, 19__, copies of which are attached hereto, I hereby certify that:

(a) The Consolidated Fixed Charges Coverage Ratio for such Testing Period is ____ to 1.0; and

(b) The Consolidated Leverage Ratio as of the end of such Testing Period is _____ to 1.

2. No Default exists on the date hereof, other than: ________________ __________________________________________________ [if none, so state]; and

3. No Event of Default exists on the date hereof, other than ____________________________________________________________ [if none, so state].

REPUBLIC AIRWAYS HOLDINGS INC.
CHAUTAUQUA AIRLINES, INC.
REPUBLIC AIRLINE INC.
SHUTTLE AMERICA CORPORATION
("Borrower")

By:
Chief Financial Officer

SCHEDULE 7.1.1

Spare Parts Locations

The Spare Parts of Borrower are located at the following locations:

1.	485 Cayuga Road, Buffalo, New York 14225
2.	5353 Massillon Road, Route 241, Greensburg, Ohio 44232
3.	18631 Jarkey Drive, Hagerstown, Maryland 21742
4.	2600 South High School Road, Indianapolis Airport, Indianapolis, Indiana 46251
5.	Hangar Road, Entrance 3, Pittsburgh, Pennsylvania 15231
6.	B Concourse, Room B-2030, Lambert International Airport, St. Louis, Missouri 63145
7.	Philadelphia International Airport, 8500 Essington Drive, Hangar #6, Philadelphia, Pennsylvania 191533
8.	Columbus International Airport, 4105 E. 5th Avenue, Columbus, Ohio 43219
9.	US Airways terminal room 1214, Laguardia Airport, Flushing, New York 11371
10.	Orlando International Airport, 4219 Lindy Circle, Orlando, Florida 32827
11.	Dallas Fort Worth International Airport, 2963 North Airfield Drive, Dallas, Texas 75261
12.	2745 S. Hoffman Road, Dock 67, Hangar 7A, Indianapolis, Indiana 46241
13.	6390 Turner Drive Indianapolis, Indiana 46241
14.	5015 Crittenden Drive, Louisville, Kentucky 40209
15.	Lambert International Airport, 9825 Air Cargo Road, St. Louis, Missouri 63134
16.	Terminal One C South Ready Room, Ramp Level, Chicago, Illinois 60666
17.	Signature Flight Support Hangar, 4219 Lindy Circle, Orlando, Florida 32827
18.	Hangar #3, Thomas Avenue, Washington DC, 20001
19.	Dulles International Airport, 1 Saarineh Circle, Concourse D-DG196, Dulles, Virginia 20166
20.	200 Walters Drive, Building 479, Pittsburgh, Pennsylvania 15231
21.	3625 West 510 North, Salt Lake City, Utah 84116
22.	4334 Fifth Avenue, Columbus, Ohio 43219
23.	Philadelphia International Airport, 8500 Essington Drive, Philadelphia, Pennsylvania
19153